UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 24, 2012

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16439	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 3200 Minneapolis, Minnesota	55402-3232
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-758-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2012, Dr. Mark N. Greene retired from his position as the Chief Executive Officer of Fair Isaac Corporation (the “Company”). Dr. Greene will be succeeded by William J. Lansing, currently a member of the Board of Directors of the Company (the “Board”). Dr. Greene’s retirement as Chief Executive Officer is effective January 26, 2012, and Mr. Lansing’s appointment as Chief Executive Officer is effective January 27, 2012. In connection with his appointment as Chief Executive Officer, Mr. Lansing has resigned from the Audit Committee of the Board, effective January 27, 2012.

Dr. Greene has entered into a Transition Agreement with the Company pursuant to which he will remain employed by the Company as Advisory Council Chair until January 26, 2013 (the “Separation Date”) and will receive an annual base salary of $250,000. If Dr. Greene’s employment is not terminated before the Separation Date in accordance with the terms of the Transition Agreement, he will be entitled to the following retention pay and benefits: (i) a cash payment equal to two times the sum of his annual base salary ($250,000) and the annual cash incentive payment last made to Dr. Greene before his retirement as Chief Executive Officer ($310,000), such cash payment to be made in a lump sum on the 60th day after the Separation Date, and (ii) continuation of certain benefits pursuant to COBRA for 18 months. Dr. Greene’s receipt of these retention pay and benefits is conditioned on his execution of a release of claims against the Company, his compliance with the terms of the Transition Agreement (which includes non-solicitation and non-disparagement provisions) and other agreements in effect between him and the Company, and his cooperation in the transition of his duties.

Dr. Greene will resign as a member of the Board, effective immediately before the election of directors at the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”). Dr. Greene will not stand for re-election at the 2012 Annual Meeting, which is to be held on February 7, 2012 and for which a definitive proxy statement was filed with the Securities Exchange Commission on January 4, 2012 (the “Proxy Statement”). In addition to Dr. Greene’s resignation and decision not to stand for re-election, the Company previously announced that directors Alex W. Hart and Margaret L. Taylor will not stand for re-election at the 2012 Annual Meeting. As a result, on January 24, 2012 the Board reduced the authorized number of directors to seven, effective immediately before the election of directors at the 2012 Annual Meeting.

Stockholders who have already submitted proxies for the 2012 Annual Meeting do not need to resubmit their proxy unless they wish to revoke it. Stockholders of record may revoke their proxy by sending written notice of revocation to the Corporate Secretary of the Company, submitting a new proxy after the date of the revoked proxy in accordance with the instructions in the Proxy Statement, or attending the 2012 Annual Meeting and voting in person. Beneficial owners of shares may submit new voting instructions by contacting their broker, bank or nominee or by voting in person at the 2012 Annual Meeting by obtaining a legal proxy as described in the Proxy Statement.

Stockholders who have not yet submitted their proxy may continue to use the same form of proxy that was delivered with the Proxy Statement in accordance with the instructions in the Proxy Statement. The proxy holders will vote the shares as instructed by the stockholder with respect to the existing nominees other than votes with respect to Dr. Greene, which will be disregarded.

In connection with his appointment as Chief Executive Officer, the Company has entered into a Letter Agreement with Mr. Lansing. The term of the Letter Agreement is from January 27, 2012 through January 26, 2017. Pursuant to the Letter Agreement, Mr. Lansing will receive an annual base salary of $675,000, which is subject to upward adjustment from time to time during the term of the Letter Agreement as determined by the Compensation Committee of the Board (the “Committee”). For each full fiscal year of the Company during the term of the Letter Agreement, Mr. Lansing will be eligible to receive a cash incentive award payable from 0% to 200% of his annual base salary at the rate in effect at the end of such fiscal year, with a target equal to 100% of his annual base salary, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the Committee from time to time. Mr. Lansing’s cash incentive award for fiscal year 2012 has been guaranteed to be no less than $450,000, his target amount prorated for a partial year of service, provided he remains actively employed by the Company as of the regular annual payout date for fiscal 2012 cash incentive awards.

Mr. Lansing will be entitled to receive, upon the effectiveness of his appointment as Chief Executive Officer, a non-statutory stock option to purchase 300,000 shares of the common stock of the Company (the “Option”). The Option will have an exercise price equal to the closing sale price of a share of the Company’s common stock on the date of grant, will be subject to four-year ratable vesting and will have a term of seven years. In accordance with the policies and practices of the Company, Mr. Lansing has made an election, prior to the date of grant, to receive restricted stock units (“RSUs”) in lieu of one-half of the shares subject to the Option at a conversion ratio of one RSU for every three shares of common stock subject to the Option. The resulting 50,000 RSUs are also subject to four-year ratable vesting. The Option and RSUs will be granted under and subject to the terms of the Company’s 1992 Long-term Incentive Plan.

Mr. Lansing will also be granted, upon the effectiveness of his appointment as Chief Executive Officer, a performance share unit (“PSU”) award with a target value of 50,000 shares of common stock of the Company and a maximum value of 100,000 shares. Depending on the Company’s satisfaction of certain performance metrics during the Company’s 2012 fiscal year, the actual number of PSUs that will be deemed earned may range from zero up to 100,000. Upon completion of fiscal year 2012, one-quarter of the units that have been earned through satisfaction of the performance metrics will be vested, and the remaining three-quarters of the earned units will vest ratably over the following three years. Each vested unit will be settled in one share of common stock. The PSUs will be granted under and subject to the terms of the Company’s 2012 Long-Term Incentive Plan, which has been adopted by the Board but not yet approved by the Company’s stockholders. If the Company’s stockholders do not approve the 2012 Long-Term Incentive Plan at the 2012 Annual Meeting, the PSU award will be rescinded.

For each full fiscal year that he is employed during the term of the Letter Agreement, Mr. Lansing will be eligible for an annual equity grant based on achievement of objectives established by the Committee. Some or all of such annual equity grant may be in the form of RSUs, PSUs or other equity that have an equivalent economic value to an option award.

If Mr. Lansing’s employment is terminated by the Company without Cause or if he voluntary resigns for Good Reason (both as defined in the Letter Agreement) prior to the expiration of the term of the Letter Agreement, Mr. Lansing will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (i) a cash payment in an amount equal to two times the sum of (A) his annual base salary in effect on the last day of his employment (but in no event less than $675,000), plus (B) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following Mr. Lansing’s separation from service, and (ii) continuation of certain benefits pursuant to COBRA for 18 months. If a termination of employment occurs prior to payment of the cash incentive payment for fiscal year 2012, a value of $450,000 will be assigned to that portion of the calculation. Mr. Lansing’s receipt of these severance pay and benefits would be conditioned on his execution of a release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company. In addition, in the event that Mr. Lansing will receive payments and benefits pursuant to the Management Agreement described below, he will not be entitled to severance payments or benefits under the Letter Agreement.

Mr. Lansing’s Letter Agreement also provides that the Company will reimburse him up to $25,000 in advisory fees related to the review and negotiation of materials related to the Company’s employment offer and will reimburse him annually up to $25,000 related to financial planning and/or personal income tax preparation and accounting services.

In connection with his appointment as Chief Executive Officer, Mr. Lansing will also enter into a Management Agreement with the Company. Pursuant to the Management Agreement, if Mr. Lansing’s employment is terminated by the Company without Cause or if he resigns for Good Reason within 60 days before or one year following a change of control Event that occurs during the Term of the

Management Agreement (each as defined in the Management Agreement), then Mr. Lansing will be entitled to the following severance pay and benefits, subject to certain limitations specified in the Management Agreement: (i) a cash payment in an amount equal to three times the sum of (A) his annual base salary in effect on the last day of his employment (but in no event less than $675,000), plus (B) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following Mr. Lansing’s separation from service, (ii) continuation of certain insurance benefits for 18 months, and (iii) full acceleration of all of Mr. Lansing’s unvested stock options, RSUs and PSUs. If the fiscal year preceding the Event is fiscal year 2012 or earlier, the cash incentive payment calculation will be based on the greater of the amount actually received or $450,000.

The foregoing descriptions of the Transition Agreement applicable to Dr. Greene and the Letter Agreement and Management Agreement applicable to Mr. Lansing are summaries only and are qualified in all respects by reference to the full text of such agreements, attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated into this Item 5.02 by reference.

Mr. Lansing, age 53, has been a member of our Board since February 2006 and currently serves on the Audit Committee of the Board. From February 2009 through November 11, 2010, Mr. Lansing served as Chief Executive Officer and President at Infospace, Inc. From 2004 until 2007, Mr. Lansing served as Chief Executive Officer and President at ValueVision Media, Inc. From 2001 to 2003, he served as a General Partner at General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer at NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000, he served as President, then as Chief Executive Officer at Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development at General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President at Prodigy, Inc. From 1986 through 1995, Mr. Lansing worked with McKinsey & Company, Inc. Mr. Lansing is a director at the following public company in addition to FICO: RightNow Technologies, Inc. Within the past five years, Mr. Lansing also served on the board of the following public companies: Digital River, Inc., InfoSpace, Inc. and ValueVision Media, Inc. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.

There are no family relationships between Mr. Lansing and any other director or executive officer of the Company that require disclosure under Item 401(d) of Regulation S-K. Other than with respect to the Letter Agreement and the Management Agreement, there are no transactions between Mr. Lansing or any member of his immediate family and the Company or any of its subsidiaries that require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release dated January 26, 2012, announcing the transition in the Chief Executive Officer position, is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit	Description

10.1	Transition Agreement, dated January 24, 2012, between Dr. Mark N. Greene and the Company

10.2	Letter Agreement, dated January 24, 2012, between William J. Lansing and the Company

10.3	Management Agreement, dated January 24, 2012, between William J. Lansing and the Company

99.1	Press release dated January 26, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By	/s/ Mark R. Scadina
Mark R. Scadina
Executive Vice President, General Counsel and Secretary

Date: January 26, 2012

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing

10.1	Transition Agreement, dated January 24, 2012, between Dr. Mark N. Greene and the Company	Filed Electronically

10.2	Letter Agreement, dated January 24, 2012, between William J. Lansing and the Company	Filed Electronically

10.3	Management Agreement, dated January 24, 2012, between William J. Lansing and the Company	Filed Electronically

99.1	Press release dated January 26, 2012	Filed Electronically